EXHIBIT 21.1

Subsidiaries of Synutra International, Inc.

Subsidiary	Jurisdiction
Synutra, Inc.	Illinois
Shengyuan Nutritional Food Co., Ltd.	China
Heilongjiang Mingshan Dairy Co., Ltd., previously known as Luobei Shengyuan Dairy Co., Ltd.	China
Zhangjiakou Shengyuan Dairy Co., Ltd.	China
Inner Mongolia Shengyuan Food Co., Ltd.	China
Meitek Technology (Qingdao) Co., Ltd., previously known as Mei Tai Technology (Qingdao) Co., Ltd.	China
Heilongjiang Baoquanling Shengyuan Dairy Co., Ltd.	China
Inner Mongolia Mengyuan Food Co., Ltd.	China
Heilongjiang Baoquanling Shengyuan Dairy Cow Breeding Co., Ltd.	China
Beijing Shengyuan Huiliduo Food Technology Co., Ltd.	China
Harbin Shengyuan Dairy Co., Ltd.	China
Qing Dao Shengyuan nutritional beverage Co., Ltd.	China
Unisono B.V.	Netherlands
Synutra International Company Limited	BVI
Synutra International (HK) Company Limited	Hong Kong
Beijing Shengyuan Meitek Technology Development Co., Ltd.	China

Variable Interest Entity (VIE) and its subsidiaries of Synutra International, Inc.

VIE/Subsidiary	Jurisdiction
Beijing Shengyuan Huimin Technology Service Co., Ltd.	China
Nanjing Shengyuan Huiren Clinical Examination Co., Ltd.	China
Taiyuan Shengyuan Huiren Clinical Examination Co., Ltd.	China
Shijiazhuang Shengyuan Huiren Clinical Examination Co., Ltd.	China
Heilongjiang Shengyuan Huiren Clinical Examination Co., Ltd.	China